Exhibit 99.1

Press Release

National Mentor Holdings, Inc. Announces Second Quarter 2013 Results

BOSTON, Massachusetts, May 15, 2013– National Mentor Holdings, Inc. (the “Company”) today announced its financial results for the second quarter ended March 31, 2013 including, among other things, a new presentation of non-GAAP financial measures, a discussion of which can be found below, under the caption, “New Presentation of Non-GAAP Financial Measures”.

Second Quarter Results

Revenue for the quarter ended March 31, 2013 was $295.6 million, an increase of $18.4 million, or 6.6%, over revenue for the quarter ended March 31, 2012. Revenue increased $11.9 million from organic growth, including growth related to new programs, and $6.9 million from acquisitions that closed during and after the three months ended March 31, 2012. The organic growth was partially offset by a reduction in revenue of $0.4 million from businesses we divested during the same period.

Income from operations for the quarter ended March 31, 2013 was $10.7 million, an increase of $1.4 million, as compared to income from operations for the quarter ended March 31, 2012. Net loss for the quarter ended March 31, 2013 was $7.8 million compared to net loss of $1.1 million for the quarter ended March 31, 2012.

Pro Forma Adjusted EBITDA for the quarter ended March 31, 2013 was $29.9 million, an increase of $3.2 million, or 12.0%, as compared to Pro Forma Adjusted EBITDA for the quarter ended March 31, 2012. Pro Forma Adjusted EBITDA increased due to core growth and acquisitions closed since March 31, 2012 as well as cost containment efforts. The growth in Pro Forma Adjusted EBITDA was partially offset by an increase in occupancy expense. As a result, Adjusted EBITDA margin increased to 10.2% for the quarter ended March 31, 2013 from 9.6% for the quarter ended March 31, 2012.

Year-to-Date Results

Revenue for the six months ended March 31, 2013 was $589.2 million, an increase of $39.3 million, or 7.1%, over revenue for the six months ended March 31, 2012. Revenue increased $26.4 million from organic growth, including growth related to new programs, and $13.5 million from acquisitions that closed during and after the six months ended March 31, 2012. Revenue growth was partially offset by a reduction in revenue of $0.6 million from businesses we divested during the same period.

Income from operations for the six months ended March 31, 2013 was $18.4 million, a decrease of $3.4 million as compared to income from operations for the six months ended March 31, 2012. Net loss for the six months ended March 31, 2013 was $16.2 million compared to net loss of $6.1 million for the six months ended March 31, 2012.

Pro Forma Adjusted EBITDA for the six months ended March 31, 2013 was $59.3 million, an increase of $4.0 million, or 7.2%, as compared to Pro Forma Adjusted EBITDA for the six months ended March 31, 2012. Pro Forma Adjusted EBITDA increased due to core growth and acquisitions closed since March 31, 2012 as well as cost containment efforts. The growth in Pro Forma Adjusted EBITDA was partially offset by the increase in occupancy expense. As a result, Adjusted EBITDA margin increased to 10.1% for the six months ended March 31, 2013 from 10.0% for the six months ended March 31, 2012.

The reported results are available on the Company’s investor relations web site at www.tmnfinancials.com. The user name “mentor” and the password “results” are required in order to access this site. In addition, National Mentor Holdings, Inc. will hold a conference call Friday, May 17, 2013 at 11:00 a.m. EST to discuss its financial results. The call will be broadcast live on the web at www.tmnfinancials.com and at www.fulldisclosure.com. A rebroadcast of the call will be available on both web sites until 5:00 p.m. EST on Friday, May 24, 2013. Those wishing to participate in the May 17 conference call by telephone are required to email their name and affiliation to dwight.robson@thementornetwork.com for dial-in information.

New Presentation of Non-GAAP Financial Measures

This earnings release includes a presentation of Pro Forma Adjusted EBITDA, a non-GAAP financial measure. Beginning with this earnings release for the quarter ended March 31, 2013, the Company is reporting Pro Forma Adjusted EBITDA in lieu of its prior presentation of Adjusted EBITDA. The difference between Pro Forma Adjusted EBITDA1 as presented in this earnings release and the prior presentation of Adjusted EBITDA is that Pro Forma Adjusted EBITDA includes additional adjustments to add back operating losses from new starts, to add back business optimization expenses, to include EBITDA of acquired businesses on a pro forma basis, and to exclude EBITDA of any disposed businesses. Pro Forma Adjusted EBITDA is similar to the definition of “Consolidated EBITDA” in the Company’s senior credit agreement, except that it does not include an adjustment for the difference between the cash basis and accrual basis of professional and general liability, or PL/GL, charges.

[1]	Pro Forma Adjusted EBITDA is defined as net income (loss) before interest expense and interest income, income taxes, depreciation and amortization, exclusion of discontinued operations, further adjusted to add back certain non-cash charges, fees under the management agreement with the Company’s equity sponsor, proceeds of business insurance, transaction bonuses, certain expenses incurred under indemnification or refunding provisions for acquisitions, severance costs and relocation costs and deductions attributable to minority interests, non-cash compensation expense, income tax credits to the extent not netted, non-cash income and interest income and gains on interest rate hedges, unusual or non-recurring income or gains, unusual or non-recurring losses, operating losses from new starts, business optimization expenses, and further adjusted for certain other items including EBITDA of acquired businesses on a pro forma basis and EBITDA of sold businesses.

This earnings release also includes a presentation of Adjusted EBITDA Margin, another non-GAAP financial measure, which is defined as (i) Pro Forma Adjusted EBITDA, less the pro forma portion of EBITDA relating to acquired businesses, divided by (ii) consolidated revenue, less revenue related to unprofitable new starts. These adjustments are made to better reflect the performance of the Company’s core business and acquired companies, excluding new starts that are unprofitable.

Pro Forma Adjusted EBITDA and Adjusted EBITDA Margin are presented because they are important measures used by management to assess financial performance, and management believes they provide a more transparent view of the Company’s operating performance and operating trends. The Company’s business strategy has been to pursue growth primarily through acquisitions and new program starts and, more recently, to improve margin. As part of this strategy, in recent periods our spending on new starts has increased substantially. As a result, we believe the Company’s progress on our goals will be more transparent to investors with the new presentation. We also believe the new presentation is more useful to investors in assessing financial performance because the new non-GAAP measures are similar to the metrics used by investors and other interested parties when comparing companies in our industry that have different capital structures, debt levels and/or tax rates. Furthermore, Pro Forma Adjusted EBITDA more closely correlates to the EBITDA measure used in our senior credit agreement. The Company intends to present Pro Forma Adjusted EBITDA and Adjusted EBITDA Margin going forward, in lieu of its prior presentation of Adjusted EBITDA.

Pro Forma Adjusted EBITDA and Adjusted EBITDA Margin do not represent and should not be considered alternatives to net income or cash flows from operations, as determined by accounting principles generally accepted in the United States, or GAAP. While Pro Forma Adjusted EBITDA and Adjusted EBITDA Margin are frequently used as measures of financial performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. Pro Forma Adjusted EBITDA and Adjusted EBITDA Margin should be reviewed in conjunction with the Company’s financial statements filed with the SEC.

About the Company

National Mentor Holdings, Inc., which markets its services under the name The MENTOR Network, is a leading provider of home and community-based health and human services to adults and children with intellectual and/or developmental disabilities, acquired brain injury and other catastrophic injuries and illnesses; and to youth with emotional, behavioral and/or medically complex challenges. The MENTOR Network’s customized service plans offer its clients, as well as the payors for these services, an attractive, cost-effective alternative to health and human services provided in large, institutional settings. The MENTOR Network provides services to clients in 34 states.

* * * * * * * * * * *

From time to time, the Company may make forward-looking statements in its public disclosures. The forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, although they are inherently uncertain and difficult to predict. The forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from any such forward-looking statements, including the risks and uncertainties disclosed under the captions “Forward-Looking Statements” and “Risk Factors” in the Company’s filings with the Securities and Exchange Commission.

Selected Financial Highlights

($ in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31		March 31
	2013	2012	2013	2012
Statements of Operations Data:
Net revenue	$295,571	$277,187	$589,207	$549,938
Cost of revenue (exclusive of depreciation expense shown separately below)	232,053	216,895	465,775	429,244
General and administrative expenses	37,209	35,784	73,865	68,948
Depreciation and amortization	15,637	15,217	31,145	29,971

Income from operations	10,672	9,291	18,422	21,775
Management fee of related party	(329)	(295)	(665)	(610)
Other income, net	397	271	735	555
Interest income	71	204	76	209
Interest expense	(19,342)	(19,988)	(38,947)	(39,775)

Loss from continuing operations before income taxes	(8,531)	(10,517)	(20,379)	(17,846)
Benefit for income taxes	(3,285)	(9,687)	(6,784)	(11,995)

Loss from continuing operations	(5,246)	(830)	(13,595)	(5,851)
Loss from discontinued operations, net of tax	(2,589)	(229)	(2,614)	(287)

Net loss	$(7,835)	$(1,059)	$(16,209)	$(6,138)

Additional financial data:

Program rent expense	$9,499	$7,542	$18,798	$15,597

Reconciliation of Non-GAAP Financial Measures

($ in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31		March 31
	2013	2012 (1)	2013	2012 (1)
Reconciliation from Net loss to Pro Forma Adjusted EBITDA:

Net loss	$(7,835)	$(1,059)	$(16,209)	$(6,138)
Benefit for income tax	(3,285)	(9,687)	(6,784)	(11,995)
Interest expense, net	19,271	19,784	38,871	39,566
Depreciation and Amortization	15,637	15,217	31,145	29,971
Loss from discontinued operations, net of tax	2,589	229	2,614	287
PL/GL Tail Reserve (2)	—	—	2,427	—
Management fee of related party (3)	329	295	665	610
Transaction-related costs, fees and expenses (4)	204	279	376	282
Stock-based compensation (5)	62	168	233	333
Loss (gain) on disposal of assets	(75)	69	77	47
Non-cash impairment (6)	—	—	72	—
Operating losses from new starts (7)	2,963	1,206	5,619	1,771
Business Optimization expenses	47	131	128	227
Acquired EBITDA (8)	—	64	22	302

Pro Forma Adjusted EBITDA	$29,907	$26,696	$59,256	$55,263

	Three Months Ended		Six Months Ended
	March 31		March 31
	2013	2012	2013	2012
Margin Data:

Consolidated Revenue	$295,571	$277,187	$589,207	$549,938
Less: Revenue related to unprofitable new starts (9)	2,677	863	5,528	1,874

	292,894	276,324	583,679	548,064

Pro Forma Adjusted EBITDA	29,907	26,696	59,256	55,263
Less: Acquired EBITDA (8)	—	64	22	302

	29,907	26,632	59,234	54,961

Adjusted EBITDA margin	10.2%	9.6%	10.1%	10.0%

(1)	Pro Forma Adjusted EBITDA for the three and six months ended March 31, 2012 is presented in accordance with the new basis of presentation beginning with the earnings release for the quarter ended March 31, 2013. The following table sets forth a reconciliation of Adjusted EBITDA as previously reported in prior earnings release to Pro Forma Adjusted EBITDA as presented in this earnings release for the three and six months ended March 31, 2012.

	Three Months Ended March 31 2012	Six Months Ended March 31 2012
Reconciliation from Adjusted EBITDA to Pro Forma Adjusted EBITDA:

Adjusted EBITDA	$25,295	$52,963
Operating losses from new starts (7)	1,206	1,771
Business Optimization expenses	131	227
Acquired EBITDA (8)	64	302

Pro Forma Adjusted EBITDA	$26,696	$55,263

(2)	Represents an adjustment to our tail reserve for professional and general liability claims which is required by ASC 450 for companies with claims-made insurance.
(3)	Represents management fees incurred for payment to Vestar Capital Partners V, L.P.
(4)	Represents costs related to the October 2012 debt repricing, external acquisition expenses, and transaction costs incurred as part of the restructuring of corporate and certain field functions.
(5)	Represents non-cash stock-based compensation expense.
(6)	Represents impairment charges associated with goodwill related to underperforming programs.
(7)	Represents losses from any programs started within 18 months of the end of the period that have operating losses during the period.
(8)	Represents pro forma pre-closing EBITDA with respect to any acquisitions made during the period, based on actual EBITDA reported by the acquired entity or business during the most recent three and six month period available at the time of acquisition, after giving effect to identified adjustments as a result of the combination, pro rated for the portion of that three and six month period that falls within the three and six months ended March 31, 2013 and 2012, as applicable, prior to the closing of the acquisition.
(9)	Represents revenue from new programs started within 18 months of the end of the period that have operating losses during the period.

Selected Balance Sheet and Cash Flow Highlights

($ in thousands)

(unaudited)

	As of
Balance Sheet Data:	March 31, 2013	September 30, 2012

Cash and cash equivalents	$3,405	$—
Working capital (1)	60,503	25,198
Total assets	1,030,197	1,044,983
Total debt (2)	813,165	799,895
Net debt (3)	759,760	749,895
Shareholder’s deficit	(59,640)	(44,247)

	Six Months Ended
Other Financial Data :	March 31, 2013	March 31, 2012

Cash flows provided by (used in):
Operating activities	$6,940	$(2,165)
Investing activities	(14,731)	(17,305)
Financing activities	11,196	21,761
Purchases of property and equipment	(15,375)	(14,179)
Cash paid for acquisitions	(475)	(3,605)

(1)	Calculated as current assets minus current liabilities.
(2)	Includes obligations under capital leases.
(3)	Net debt as defined in the senior credit agreement (total debt, net of cash and cash equivalents and LOC restricted cash of $50 million).

CONTACT: Dwight Robson at 617-790-4293 or dwight.robson@thementornetwork.com.

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